Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

CorpAcq Group Plc

(Exact Name of Registrant as Specified in its Charter)

N/A

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(9)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Post-Combination Company Ordinary A1 Shares	457(c), 457(f)(1)	58,016,071	(1)	$10.48	(2)	$608,008,424.08	(2)	0.00014760	$89,742.04
	Equity	Post-Combination Company Ordinary A1 Shares issuable upon exercise or conversion of Post-Combination Company Class C-1 Shares or Post-Combination Company Public Warrants (as applicable)	Other	27,600,000	(3)(4)(5)	$11.56	(6)	$319,056,000.00		0.00014760	$47,092.67
	Other	Post Combination Company Class C-1 Shares or Post-Combination Company Public Warrants (as applicable)	457(g)	27,600,000	(7)	—	(8)	—	(8)	0.00014760	— (8)
Fees Previously Paid	—	—	—	—		—		—		—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—				—
	Total Offering Amounts							$927,064,424.08			$136,834.71
	Total Fees Previously Paid										$0
	Total Fee Offsets										$0
	Net Fee Due										$136,834.71

(1)	Represents 58,016,071 ordinary A1 shares, par value $0.001 per share (the “Post-Combination Company Ordinary A1 Shares”), of CorpAcq Group PLC, a public limited company incorporated under the laws of England and Wales and its subsidiaries (the “Post-Combination Company”) to be issued to the holders of the outstanding shares of Class A common stock, par value $0.0001 per share (the “Churchill Class A Common Stock”), of Churchill Capital Corp VII, a Delaware corporation (“Churchill”) upon closing of the transactions contemplated by that certain Merger Agreement, dated as of August 1, 2023, by and among Churchill, CorpAcq Holdings Limited, a private limited company incorporated under the laws of England and Wales and its subsidiaries (“CorpAcq”), and the other parties thereto (as may be amended, the “Merger Agreement”), including the Merger (as defined in the Merger Agreement) and the other transactions contemplated by the other transaction documents contemplated by the Merger Agreement and as described in the registration statement and the proxy statement/prospectus contained herein (the “Business Combination”).

(2)	Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the product of (i) $10.48 (the implied price of the Post-Combination Company Ordinary A1 Shares based on the average of the high and low prices of the shares of the Churchill Class A Common Stock as reported on the New York Stock Exchange (“NYSE”) on November 14, 2023) multiplied by (ii) 58,106,071 Post-Combination Company Ordinary A1 Shares issuable to holders of the outstanding shares of Churchill Class A Common Stock in connection with the Business Combination.

(3)	Represents Post-Combination Company Ordinary A1 Shares to be issued upon exercise or conversion of 27,600,000 redeemable warrants, each representing the right to purchase one share of Churchill Class A Common Stock at a price of $11.50 per share, of Churchill the offer and sale of which were registered pursuant to the Registration Statement of Churchill on Form S-1 (No. 333-252006) that the Securities and Exchange Commission declared effective on February 11, 2021 (the “Churchill Public Warrants”).

(4)	In the event the Warrant Amendment Proposal (as defined in the registration statement and the proxy statement/prospectus contained herein) is approved and the Valuation Report (as defined in the registration statement and the proxy statement/prospectus contained herein) is obtained prior to the Effective Time (as defined in the registration statement and the proxy statement/prospectus contained herein), each Churchill Public Warrant that is outstanding immediately prior to the Effective Time will be automatically cancelled and extinguished and will convert into a class C-1 share in the Post-Combination Company (the “Post-Combination Company Class C-1 Shares”). Each Post-Combination Company Class C-1 Share will have substantially the same terms as the Churchill Public Warrants, except as described in the registration statement and the proxy statement/prospectus contained herein, and each Post-Combination Company Class C-1 Share will be exercisable to acquire one Post-Combination Company Ordinary A1 Share at an exercise price of $11.50 per share.

(5)	In the event the Warrant Amendment Proposal is not approved or the Valuation Report is not obtained prior to the Effective Time, each Churchill Public Warrant that is outstanding immediately prior to the Effective Time will be automatically cancelled and extinguished in consideration for the issue of one redeemable warrant of the Post-Combination Company (the “Post-Combination Company Public Warrants”), which warrant shall be issued on terms substantially similar to the terms of the Churchill Public Warrants and subject to the Existing Warrant Agreement as amended by the Warrant Amendment Agreement (each, as defined in the registration statement and the proxy statement/prospectus contained herein).

(6)	Represents the sum of (a) $0.06, the average of the high and low prices for the Churchill Public Warrants as reported on NYSE on November 14, 2023, and (b) $11.50, the exercise price or conversion price of the Post-Combination Company Class C-1 Shares or Post-Combination Company Public Warrants, resulting in a combined maximum offering price per Post-Combination Company Class C-1 Share or Post-Combination Company Public Warrant of $11.62. The maximum number of Post-Combination Company Class C-1 Shares or Post-Combination Company Public Warrants and Post- Combination Company Ordinary A1 Shares issuable upon conversion or exercise of Post-Combination Company Class C-1 Shares or Post- Combination Company Public Warrants are being simultaneously registered hereunder. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the Post-Combination Company Class C-1 Shares or Post-Combination Company Public Warrants has been allocated to the underlying Post-Combination Company Ordinary A1 Shares and those Post- Combination Company Class A1 Shares are included in the registration fee.

(7)	Represents the number of Post-Combination Company Class C-1 Shares or Post-Combination Company Public Warrants to be issued in exchange for 27,600,000 Churchill Public Warrants.

(8)	No separate registration fee is required pursuant to Rule 457(g) under the Securities Act.

(9)	Pursuant to Rule 416(a), an indeterminable number of additional securities are also being registered to prevent dilution resulting from stock splits, stock dividends or similar transactions.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A